UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2017

Concurrent Computer Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37706	04-2735766
(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification Number)

4375 River Green Parkway, Suite 100, Duluth, Georgia	30096
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 258-4000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

Effective July 28, 2017 and upon recommendation of the Nominating Committee, the Board appointed Steven G. Singer to serve on the Board until the 2017 annual meeting of stockholders of the Company (the “2017 Meeting”). In addition, the Board intends to nominate Mr. Singer for election as a director of the Company and recommend in favor of his election by stockholders at the 2017 Meeting.

Mr. Singer, age 56, has extensive experience in the secure transactions, payment solutions, telecom, technology and diversified manufacturing sectors. Most recently, from 2000 to 2016, he served as the Chairman and CEO of American Banknote Corporation (a public company through 2007), and provider of secure financial products and solutions. Prior to that, Mr. Singer was Executive Vice President and Chief Operating Officer of Remus Holdings, Inc., a closely-held investment company, a position he held from 1994 to 2000. Mr. Singer has served on numerous public company boards, including ABNote do Brazil (a publicly-traded subsidiary of American Banknote Corporation now operating as Valid SA), CooperVision, Inc., Anacomp, Inc., Motient Corporation (now operating as TerreStar Corporation) and Globix Corporation. Since approximately 2007, Mr. Singer has also served on the boards of TVMAX Holdings, Inc. and Galaxy Cable, Inc. (now operating as Galaxy Cablevision). In addition, Mr. Singer served as Chairman of the Board of both Motient Corporation and Globix Corporation.

Item 8.01.	Other Events.

Increase in Board Size

The Board approved an increase in the size of the Board from four (4) to five (5) members, effective concurrent with the appointment of Mr. Singer to the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCURRENT COMPUTER CORPORATION

Dated: July 31, 2017	By:	/s/ Derek J. Elder
Derek J. Elder
President and Chief Executive Officer